Exhibit 5.5

Troutman Pepper Hamilton Sanders LLP 600 Peachtree Street NE, Suite 3000 Atlanta, GA 30308-2216 troutman.com

August 27, 2020

Linette Quality Chocolates, Inc.

26 Cook Street

Billerica, Massachusetts 01821

Treehouse Foods, Inc.

2021 Spring Road, Suite 600

Oak Brook, Illinois 60523

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Georgia counsel to Linette Quality Chocolates, Inc., a Georgia corporation (the “Georgia Guarantor”), in connection with (i) the filing of that certain registration statement on Form S-3 (File No. 333-248399) on August 25, 2020 (the “Registration Statement”) by Treehouse Foods, Inc., a Delaware corporation (the “Company”), the Georgia Guarantor and the other registrants named therein, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the offer and sale by the Company of its 4.000% Senior Notes due 2028 in the aggregate principal amount of $500,000,000 (the “Notes”) and the related guarantee thereof by the Georgia Guarantor (the “Guarantee”), pursuant to the Company’s prospectus, dated August 25, 2020 (the “Base Prospectus”) included in the Registration Statement, and the related preliminary prospectus supplement, dated August 25, 2020, and the related final prospectus supplement, dated August 25, 2020 (collectively, the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), which Notes and Guarantee are being issued and sold pursuant to the Underwriting Agreement, dated August 25, 2020 (the “Underwriting Agreement”), by and between the Company, J.P. Morgan Securities LLC, as representative of the several underwriters named in Schedule I of the Underwriting Agreement. The Notes and the Guarantee will be issued pursuant to an indenture, dated as of March 2, 2010, and as supplemented by a supplemental indenture, to be dated as of September 9, 2020 (collectively, the “Indenture”), by and among the Company, the Georgia Guarantor, the other subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

In our capacity as counsel to the Guarantor, we have examined the Registration Statement, the Prospectus and a form of the documents referred to in the Prospectus. We also have examined originals, or duplicates or conformed copies, of such documents, corporate records, agreements and other instruments, and have made such other investigations, as we have deemed relevant and necessary for purposes of the opinions hereinafter set forth. As to questions of fact material to this opinion letter, we have relied upon certificates or comparable

Linette Quality Chocolates, Inc. Treehouse Foods, Inc. August 27, 2020 Page 2

documents of public officials and upon oral or written statements and representations of officers and representatives of the Guarantor and the Company. During the course of such examination and review, and in connection with furnishing the opinions set forth below, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

To the extent that the obligations of the Guarantor under the Notes and the Guarantee may be dependent upon such matters, we assume for purposes of this opinion letter that, when the Indenture is entered into, (i) the Trustee will be duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and duly qualified to engage in the activities contemplated by the Indenture; (ii) the Indenture will have been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, the Trustee, enforceable against the Trustee in accordance with its terms; (iii) the Trustee will be in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; (iv) the Trustee will have the requisite organizational and legal power and authority to perform its obligations under the Indenture; and (v) the global note No. representing the Notes (the “Global Note”) will be duly authenticated by the Trustee in the manner provided in the Indenture.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

(i)	The Georgia Guarantor is a corporation validly existing under the laws of the State of Georgia.

(ii)

The Guarantee has been authorized by all necessary corporate action on the part of the Guarantor and, when the Guarantee is executed by the Guarantor and delivered in the manner contemplated by the Underwriting Agreement and the Indenture, and when the Global Note is executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered and paid for as provided in the Underwriting Agreement, the Guarantee will be the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

The opinions provided above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally; and (ii) general principles of equity, whether considered in a proceeding at law or in equity.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions expressed herein are limited to, the federal law of the United States of America and the laws of the State of Georgia. We express no opinion with respect to the laws of any other jurisdiction.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur that could affect the opinions contained herein.

Linette Quality Chocolates, Inc. Treehouse Foods, Inc. August 27, 2020 Page 3

This opinion letter is being furnished in connection with the offer and sale of the Notes and the Guarantee pursuant to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). We hereby consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K, dated August 27, 2020, which is incorporated by reference in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP

Troutman Pepper Hamilton Sanders LLP